[Letterhead of Brian S. Nathanson, C.P.A.]


November 3, 1999



U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Entertainment Technologies & Programs, Inc., a Delaware corporation (the "Registrant"), SEC File No. 0-23914, to be filed on or about November 1, 1999, covering the registration and issuance of 400,000 shares of common stock to four individual consultants


Ladies and Gentlemen:

          We hereby consent to the use of our report as of September 30, 1998 and December 31, 1997, dated January 3, 1999, in the above referenced Registration Statement. I also consent to the use of my name as expert in such Registration Statement.

/s/ Brian S. Nathanson, CPA